Exhibit 99.1

September 20, 2005

SOLITARIO INITIATES DRILLING ON TWO PROJECTS IN BRAZIL AND ACQUIRES PROPERTIES IN PERU AND MEXICO

ANGLO PLATINUM CONTINUES PEDRA BRANCA PGM PROJECT EVALUATION IN BRAZIL

Denver, Colorado: Solitario Resources Corporation today provides an update on its extensive exploration activities in South America and Mexico. Solitario recently initiated drilling on two gold projects in the Tapajos region of north-central Brazil. The planned 2,000 meter core-drilling program began on the nearly 10,000-hectare Mercurio project and will then move to the 1000-hectare Odin project. Solitario's Strategic Alliance with Newmont Mining Corporation ("Newmont") in southern Peru has expanded to an 8,500 square kilometer search area with two project areas having been acquired and under more detailed evaluation. In Mexico, Solitario has signed an option to explore and acquire five early-stage gold and gold-silver projects and has acquired a 100% interest in a sixth project. Anglo Platinum Ltd. ("Anglo Platinum"), Solitario's joint venture partner, has initiated metallurgical testing of mineralized drill core from the advanced exploration-stage Pedra Branca platinum group metals ("PGM") project in northeastern Brazil. Additionally, Anglo Platinum is conducting preliminary scoping studies and resource modeling of several of the defined PGM deposits.

Brazil Drilling Initiated

On the Mercurio project, informal gold production from alluvial deposits and saprolite soils by local miners has occurred locally over an area of eight by four kilometers. Surface exploration work conducted by Solitario has defined three areas of significant gold mineralization with coincident geophysical anomalies. At least two of the prospects are planned for drilling during the initial program. At the Odin project, located 75 kilometers southwest of Mercurio, local miners have excavated a large area that is three km long by 500 meters wide. A geophysical target coincident with the heart of this trend is in excess of 700 meters in length.

Newmont Strategic Alliance, Peru

For the past eight months Solitario has been conducting gold exploration within a Strategic Alliance area (the "Alliance") signed with a subsidiary of Newmont Mining in February 2005. The size of the Alliance search area has recently been expanded to approximately 8,500 square kilometers in southern Peru. Two properties have been acquired and more than a dozen prospective areas are under more detailed evaluation. Solitario is working towards bringing one or more of the Alliance properties ("Alliance Property") to a drilling stage by the end of the first quarter of 2006.

Under the terms of the Alliance, Solitario will own 100% of any Alliance Property, subject to a sliding scale royalty to a maximum 2% net smelter return royalty for gold in favor of Newmont. Newmont has the right to joint venture with Solitario any acquired Alliance Property, subject to other conditions. Newmont can elect to earn a 51% interest in an Alliance Property by spending 200% of Solitarios investment and can further increase its participating interest to 75% by completing a feasibility study and providing financing for Solitarios portion of development capital. Solitario will spend approximately US$3.8 million on exploration over a four-year period on the Alliance.

Mexico Acquisitions

An option to explore and acquire a 100% interest in five properties has recently been signed with a private Mexican party. Solitario has acquired a 100% interest in a sixth property also located in Mexico. All six properties, totaling 14,000 hectares in aggregate size, are early-staged gold exploration projects that have favorable geologic environments with significant gold and silver anomalies at surface. Solitario will spend the next six months conducting surface exploration to determine which properties will advance to the drilling stage.

Pedra Branca PGM Project, Brazil

In late July 2005, Solitario and Anglo Platinum signed a Second Amendment to the Pedra Branca Letter Agreement providing Anglo Platinum with a technical review period until October 15, 2005, to assist in a funding decision for the second year US$1.25 million exploration and development work commitment and signing of a definitive Operating Agreement. During this period Anglo Platinum has been conducting independent metallurgical testing of Pedra Branca mineralized drill core, resource modeling of defined PGM deposits and preliminary scoping studies.

The Pedra Branca project is an advanced platinum-palladium exploration project totaling 61,000 hectares in northeastern Brazil. To date 208 drill holes have been completed on the project. Anglo Platinum can earn a 51% interest in Pedra Branca by spending a total of US$7.0 million on exploration and development over a four-year period. A further 14% interest (to a total 65% interest) can be earned by completing a bankable feasibility study and arranging 100% project financing. Having now received all the Phase II drilling results, Anglo Platinum and Solitario are reviewing the data to determine future exploration activities at Pedra Branca.

Solitario is a gold, platinum-palladium, and base metal exploration company actively exploring in Peru, Brazil, Mexico and Bolivia. Solitario is traded on the Toronto Stock Exchange (TSX: SLR).

FOR MORE INFORMATION, CONTACT:

Debbie W. Mino                    (800) 229-6827

     Director-Investor Relations

Christopher E. Herald             (303) 534-1030

     President & CEO

This press release includes certain "Forward-Looking Statements" within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included herein, including without limitation, statements regarding potential mineralization and reserves, exploration results and future plans and objectives of Solitario, are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Development of the Solitario's Royalty Property is subject to the success of exploration, completion and implementation of an economically viable mining plan, obtaining the necessary permits and approvals from various regulatory authorities, and compliance with operating parameters established by such authorities. Important factors that could cause actual results to differ materially from Solitario's expectations are disclosed under the heading "Risk Factors" and elsewhere in Solitario's documents filed from time to time with Canadian Securities Commissions, the United States Securities and Exchange Commission and other regulatory authorities.